EXHIBIT 14


                            VASCULAR SOLUTIONS, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS


         Vascular Solutions is committed to high standards of legal and ethical business conduct. This Code of Business Conduct and Ethics summarizes the legal, ethical and regulatory standards that Vascular Solutions imposes upon its business conduct and is a reminder to our directors, officers and employees, of the seriousness of that commitment. Compliance with this Code is required for every Vascular Solutions employee. While this Code imposes additional and specific internal requirements on the Company and the directors, officers and employees of Vascular Solutions, in no manner is this Code intended to create any additional legal obligations for either the company or its employees. The Company reserves the right to amend this Code at any time.

                                  INTRODUCTION

         Our business is becoming increasingly complex, both in terms of the geographies in which we function and the laws with which we must comply. To help you understand what is expected of you and to carry out your responsibilities, we have created this Code of Business Conduct and Ethics. Additionally, we have designated the Vice President of Regulatory Affairs as the Company's Ethics Officer to oversee adherence to the Code.

         This Code is not intended to be a comprehensive guide to all of our policies or to all your responsibilities under law or regulation. It provides general parameters to help you resolve the ethical and legal issues you encounter in conducting our business. Think of this Code as a guideline, or a minimum requirement, that must always be followed. If you have any questions about anything in the Code or appropriate actions in light of the Code, you may contact the Ethics Officer or the Chair of the Audit Committee.

         We expect each of our directors, officers and employees to read and become familiar with the ethical standards described in this Code and to affirm your agreement to adhere to these standards by signing the Compliance Certificate that appears at the end of this Code. Violations of the law, our corporate policies, or this Code may lead to disciplinary action, including immediate dismissal.

I. WE INSIST ON HONEST AND ETHICAL CONDUCT BY ALL OF OUR DIRECTORS, OFFICERS, EMPLOYEES AND OTHER REPRESENTATIVES

         We have built our business based on a commitment to delivering excellence in vascular medical products -- not only quality vascular products for physicians that improve the lives of patients, but also quality employees and representatives who adhere to high standards of honesty, ethics and fairness in our dealings with all of our business contacts. We place a high value on the integrity of our directors, our officers and our employees and demand this level of integrity in


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all our dealings. We insist on not only ethical dealings with others, but on the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.


         FAIR DEALING

         You are required to deal honestly and fairly with our customers, suppliers, competitors and other third parties.

         We market our products fairly and vigorously based on our honesty, creativity and ingenuity and the proven quality and reliability of the products. Serving our customers effectively is our most important goal--in the eyes of the customer you are Vascular Solutions. In our dealings with customers, suppliers, and governmental regulatory bodies we:

         o prohibit bribes, kickbacks or any other form of improper payment, direct or indirect, to any representative of government, labor union, customer or supplier in order to obtain a contract, some other commercial benefit or government action;

         o prohibit our directors, officers and employees from accepting any bribe, kickback or improper payment from anyone;

         o prohibit gifts or favors of more than nominal value to or from our customers or suppliers;

         o limit marketing and client entertainment expenditures to those that are necessary, prudent, job-related and consistent with our policies;

         o require clear and precise communication in our contracts, our advertising, our literature, our public statements, and our statements to government officials and seek to eliminate misstatement of fact or misleading impressions;

         o reflect accurately on all invoices to customers the sale price and terms of sales for products sold;

         o protect all proprietary data our customers or suppliers provide to us as reflected in our agreements with them;

         o prohibit our representatives from otherwise taking unfair advantage of our customers or suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

         CONFLICTS OF INTEREST; CORPORATE OPPORTUNITIES

         Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests


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of Vascular Solutions. In particular, without the specific permission of our
Ethics Officer or the Board of Directors, no director, officer or employee shall:

         o be a consultant to, or a director, officer or employee of, or otherwise operate an outside business that:

                  >> markets products in competition with our current or potential products;

                  >>       supplies products or services to Vascular Solutions;
                           or

                  >>       purchases products from Vascular Solutions;

         o have any financial interest, including significant stock ownership, in any entity with which we do business that might create or give the appearance of a conflict of interest;

         o seek or accept any personal loan or services from any entity with which we do business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

         o be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the director's, officer's or employee's responsibilities to us, (if in doubt, consult your supervisor or the Ethics Officer);

         o accept any personal loan or guarantee of obligations from Vascular Solutions, except to the extent such arrangements are legally permissible; or

         o conduct business on behalf of Vascular Solutions with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives.

Directors, officers, and employees must notify the Ethics Officer or the Chair of our Audit Committee of the existence of any actual or potential conflict of interest.

         CONFIDENTIALITY AND CORPORATE ASSETS

         Our directors, officers and employees are entrusted with our confidential information and with the confidential information of our suppliers, customers or other business partners. This information may include (1) technical or scientific information about current and future products, services or research, (2) business or marketing plans or projections, (3) earnings and other internal financial data, (4) personnel information, (5) supply and customer lists and (6) other non-public information that, if disclosed, might be of use to our competitors, or harmful to our suppliers, customers or other business partners. This information is our property, or the property of our suppliers, customers or business partners and in many cases was developed at great expense. Our directors, officers and employees shall:


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         o        Not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends;

         o Use confidential information only for our legitimate business purposes and not for personal gain;

         o        Not disclose confidential information to third parties.

         o Not use Vascular Solutions property or resources for any personal benefit or the personal benefit of anyone else. Vascular Solutions property includes the Vascular Solutions internet, email, and voicemail services, which should be used only for business related activities, and which may be monitored by Vascular Solutions at any time without notice.

Please see your employment agreement or confidentiality agreement to review all responsibilities in this area.

II.      WE PROVIDE FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

         We are committed to providing our shareholders and investors with full, fair, accurate, timely and understandable disclosure in the reports that we file with the Securities and Exchange Commission. To this end, our directors, officers and employees shall:

         o not make false or misleading entries in our books and records for any reason;

         o not condone any undisclosed or unrecorded bank accounts or assets established for any purpose;

         o comply with generally accepted accounting principles at all times;

         o notify our Director of Finance if there is an unreported transaction;

         o maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

         o maintain books and records that accurately and fairly reflect our transactions;

         o prohibit the establishment of any undisclosed or unrecorded funds or assets;

         o maintain a system of internal controls that will provide reasonable assurances to our management that material information about Vascular Solutions is made known to management, particularly during the periods in which our periodic reports are being prepared;

         o present information in a clear and orderly manner and avoid the use of unnecessary legal and financial language in our periodic reports; and


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         o        not communicate to the public any nonpublic information except through our Director of Finance or Chief Executive Officer.

III.     WE COMPLY WITH ALL LAWS, RULES AND REGULATIONS

         We will comply with all laws and governmental regulations that are applicable to our activities, and expect all our directors, officers and employees to obey the law. Specifically, we are committed to:

         o complying with all applicable state and federal securities laws;

         o complying with all applicable state, federal and international laws concerning the manufacture, distribution and sale of medical device including those concerning:

                  * reporting and investigating complaints and adverse events which may be associated with our products

                  * the design, manufacture and evaluation of our products

         o complying with all applicable laws designed to protect the confidentiality of patient records and health information;

         o        maintaining a safe and healthy work environment;

         o promoting a workplace that is free from discrimination, intimidation, or harassment based on race, color, religion, sex, age, national origin or disability;

         o the principles of fair competition and laws prohibiting restraints of trade and other unfair trade practices by prohibiting inaccurate or misleading representation of competitors' operations or products or obtaining, through improper means, confidential commercial information concerning our competitors;

         o conducting our activities in full compliance with all applicable environmental laws;

         o keeping the political activities of our directors, officers and employees separate from our business;

         o prohibiting any illegal payments, gifts, or gratuities to any government officials or political party;

         o prohibiting the unauthorized use, reproduction, or distribution of any third party's trade secrets, copyrighted information or confidential information; and

         o prohibiting the sale or export, either directly or through our representatives, of our products to countries where our products are not approved for sale.


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         Our directors, officers and employees are prohibited from trading our securities while in possession of material, nonpublic ("INSIDE") information about Vascular Solutions. Our Insider Trading Policy describes the nature of inside information and the related restrictions on trading.

                       REPORTING AND EFFECT OF VIOLATIONS

         Compliance with this code of conduct is, first and foremost, the individual responsibility of every director, officer and employee. We attempt to foster a work environment in which ethical issues and concerns may be raised and discussed with supervisors or with others without the fear of retribution. It is our responsibility to provide a system of reporting and access when you wish to report a suspected violation, or to seek counseling, and the normal chain of command cannot, for whatever reason, be used.

         ADMINISTRATION

         Our Board of Directors and Audit Committee have established the standards of business conduct contained in this Code and oversees compliance with this Code. They have also designated the Vice President of Regulatory Affairs to the position of Ethics Officer to ensure adherence to the Code. While serving in this capacity, the Ethics Officer reports directly to the Board of Directors.

         Training on this code will be included in the orientation of new employees and provided to existing directors, officers, and employees on an on-going basis. To ensure familiarity with the Code, directors, officers, and employees may be asked to read the Code and sign a Compliance Certificate periodically.

         REPORTING VIOLATIONS AND QUESTIONS

         Directors, officers, and employees must report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to either the Ethics Officer or the Chair of the Audit Committee of our Board of Directors. Additionally, directors, officers, and employees may contact the Ethics Officer or the Chair of the Audit Committee with a question or concern about this Code or a business practice. Any questions or violation reports will be addressed immediately and seriously, and can be made anonymously. If you feel uncomfortable reporting suspected violations to these individuals, you may report matters to Dorsey & Whitney LLP, our outside legal counsel. The names, addresses and telephone numbers of these individuals are listed in the attachment to this Code.

         WE WILL NOT ALLOW ANY RETALIATION AGAINST A DIRECTOR, OFFICER OR EMPLOYEE WHO ACTS IN GOOD FAITH IN REPORTING ANY VIOLATION.

         Our Ethics Officer will investigate any reported violations and will determine an appropriate response, including corrective action and preventative measures, involving the Chair of the Audit Committee or Chief Executive Officer when required. All reports will be treated confidentially to every extent possible.


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         CONSEQUENCES OF A VIOLATION.

         Directors, officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or immediate discharge.





































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NAMES AND ADDRESSES (AS OF JULY 1, 2003)

REPORTING CONTACTS:
ETHICS OFFICER:                                THE CHAIR OF OUR AUDIT COMMITTEE:
Name: Deborah Jensen                           Name: Richard Nigon
Address: 6464 Sycamore Court                   Address: 920 Second Avenue South
Minneapolis, MN 55369                          Minneapolis, MN 55402
Phone: (763) 656-4349                          Phone: (612) 341-6250
E-mail: djensen@vascularsolutions.com          E-mail: dnigon@mjsk.com


ADDITIONAL REPORTING CONTACT:

OUR OUTSIDE COUNSEL:
DORSEY & WHITNEY LLP
Name: Tim Hearn
Address: 50 South Sixth Street
Suite 1500
Minneapolis, MN 55402
Phone: (612) 340-7802
E-mail: hearn.tim@dorseylaw.com

















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                             COMPLIANCE CERTIFICATE


         I have read and understand the Vascular Solutions Code of Business Conduct and Ethics (the "CODE") and agree to adhere in all respects to the ethical standards described in the Code. I understand that this Code does not contain all of Vascular Solutions' policies and that I understand that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or immediate discharge.

         I certify to Vascular Solutions that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date: __________________________________     ___________________________________
                                             Name: _____________________________
                                             Title/Position:____________________



CHECK ONE OF THE FOLLOWING:

|_|      A Statement of Exceptions is attached.

|_|      No Statement of Exceptions is attached.













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                               VASCULAR SOLUTIONS
                          CORPORATE COMPLIANCE PROGRAM
                                 REPORTING FORM

Date of Report:  ___________________________

Please state the nature of your concern and describe the event or circumstance giving rise to this compliance report. Please be as specific as possible. Attach extra sheets if more space is required.




















This form may be submitted anonymously. While supplying your name may assist in the investigation of your report, you are under no obligation to disclose your identity. It is an explicit violation of Vascular Solutions policies to retaliate in any way against an employee or officer who in good faith reports any actual or potential violation of applicable laws, rules, regulations, or corporate policies and procedures. Please submit the completed form to either the Ethics Officer or the Chairman of the Ethics Committee. If you wish to provide your name, please do so below.


________________________________________________________________________________
Name                                                                Phone Number